NovaDel Announces Positive Data from Two Studies

Comparing Zolpidem Oral Spray to Ambien® Tablets

Company Plans NDA Submission in 2007

Flemington, NJ - June 5, 2007 - NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed treatments, today announced that its two clinical studies comparing zolpidem oral spray with zolpidem tablets have met their primary pharmacokinetic (PK), pharmacodynamic (PD) and safety objectives. Zolpidem tablets are currently marketed as Ambien®, a leading drug for the treatment of insomnia. Today’s results confirm and expand upon results from NovaDel’s earlier pilot PK and PD studies of zolpidem oral spray and support the Company’s objective to submit a new drug application (NDA) this year for zolpidem oral spray using the FDA’s 505(b)(2) regulatory process.

“These positive results for zolpidem oral spray further demonstrate the potential for NovaDel’s technology to create meaningful improvements in the performance and ease of administration of widely used pharmaceuticals. With today’s data, we believe we have completed the clinical requirements for submission of our NDA and we are on track to finalize all manufacturing, safety and regulatory work necessary to submit our NDA during 2007,” commented Jan H. Egberts, M.D., NovaDel’s President and CEO. “Importantly, these data also suggest that our oral spray may provide earlier therapeutic drug concentrations and a more rapid pharmacodynamic effect, even while administering lower doses of zolpidem.”

Objectives of the Studies

NVD003 compared 5 mg and 10 mg doses of zolpidem oral spray with comparable doses of Ambien® tablets in healthy volunteers. NVD004 compared doses of 5 mg zolpidem oral spray to 5 mg Ambien® tablets in elderly, healthy volunteers. The primary objective of both studies was to demonstrate comparability of pharmacokinetics between oral spray and tablet groups as determined by the maximum drug concentration (Cmax) and total exposure to drug (area-under-the-curve/AUC0-inf). These results will be used to support NovaDel’s NDA submission this year. In addition, NovaDel also conducted assessments on the speed of drug absorption to attain therapeutic drug levels and an assessment of sedation. These results will not be used by NovaDel for its NDA submission.

Results of the Studies & Data to Support NDA Submission

NVD003 Study - Healthy volunteers

Pursuant to FDA guidance in this type of crossover study, all data were compared to the highest marketed dose, which in this study was the 10 mg Ambien® tablet. This dose therefore served as the primary standard of reference in this analysis. Confidence intervals (CI) for Cmax and AUC were required to be greater than 0.8 and less than 1.25 in order for zolpidem oral spray to achieve comparability against the 10 mg Ambien® tablet, the primary standard.

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The NVD003 study provided definitive results in favor of 10 mg zolpidem oral spray based on the parameters of Cmax (CI = 0.839 – 1.070) and AUC0-inf (CI: 0.846 – 1.072). NovaDel’s 10 mg and 5 mg oral sprays achieved bioequivalence with 10 mg Ambien® tablets, the primary standard of reference for this study. The 5 mg oral spray narrowly missed bioequivalence with the 5 mg Ambien® tablet achieving AUC0-inf (CI: 0.794 – 1.006). Further analysis revealed that 5 mg Ambien® tablets (when dose normalized) were not bioequivalent to 10 mg Ambien® tablets. These results suggest that two 5 mg Ambien® tablets could yield a higher plasma level than a single 10 mg Ambien® tablet.

NVD004 Study - Elderly, healthy volunteers

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The NVD004 study provided definitive results in favor of 5 mg zolpidem oral spray based on the parameters of Cmax (CI: 0.922 – 1.157) and AUC0-inf (CI: 0.968 – 1.189). These results demonstrate that NovaDel’s 5 mg oral spray was bioequivalent to the 5 mg Ambien® tablet.

Additional PK Assessment: Time to Reach Therapeutic Levels

In this analysis, time to reach therapeutic drug concentration levels of 20 ng/ml was measured for healthy volunteers in the NVD003 study. This analysis yielded the following results:

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79% of subjects using the 10 mg zolpidem oral spray reached therapeutic levels at 15 minutes post-dosing while only 26% of subjects using 10 mg tablets reached therapeutic levels at that time point. The difference between these two rates is statistically significant (p < 0.0001).

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65% of subjects using the 5 mg zolpidem oral spray reached therapeutic levels at 15 minutes post-dosing while only 19% of subjects in the tablet group reached therapeutic levels by 15 minutes. This result is statistically significant (p < 0.0003) in favor of the oral spray group.

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A cross analysis between 5 mg oral spray and 10 mg Ambien® tablets showed that subjects using 5 mg oral spray reached therapeutic levels significantly faster at 15 minutes post-dosing than those using 10 mg tablets. These results are statistically significant (p < 0.0002).

Overall analysis of the number of subjects reaching therapeutic levels by 15 minutes post-dosing suggests the potential of faster induction of sleep at lower drug doses may be achieved by using oral sprays.

Additional PD Assessment: Change in DSST to Measure Sedation

Patients in both zolpidem oral spray studies performed the digital symbol substitution test (DSST). According to Dr. Tom Roth, Director of Sleep Medicine at Henry Ford Hospital in Detroit, “DSST measurements are a scientifically, well accepted surrogate for sedation and a significant reduction in DSST score may indicate earlier onset of therapeutic action for these drugs.”

NovaDel’s findings from its pharmacodynamic study using DSST yielded the following results for healthy volunteers in the NVD003 study:

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Subjects using the 10 mg oral spray showed a nearly fourfold greater reduction of DSST score at 13 minutes post-dosing when compared to subjects using 10 mg tablets. These results are statistically significant (p < 0.001).

•	Subjects using the 5 mg oral spray showed a more than twofold reduction of DSST scores compared to subjects using 5 mg tablets. These results are statistically significant (p < 0.005).
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A cross analysis between 5 mg oral spray and 10 mg tablets demonstrated that subjects using 5 mg oral spray showed more than twice the reduction in DSST scores versus subjects using 10 mg tablets. These results are also statistically significant (p < 0.008).

ABOUT THE STUDIES

The first, single-center study (NVD003) was a randomized, 4-way crossover, open-label, dose-ranging, pharmacokinetic and pharmacodynamic study in 44 healthy volunteers (21 females, 23 males, mean age = 29.4 years). This study compared 5mg and 10mg doses of zolpidem oral spray to the same doses of Ambien® tablets. The second, single-center study (NVD004) was a randomized, 2-way crossover, open-label, pharmacokinetic and pharmacodynamic study in 24 elderly healthy volunteers (18 females, 6 males, mean age = 71.0 years). This study compared 5mg zolpidem oral spray to 5mg Ambien® tablets.

The objectives of the studies, comparing zolpidem oral spray to tablets under fasting conditions, were as follows: establish pharmacokinetic parameters (e.g.: Cmax and AUCs); measure time to reach therapeutic benefit while collecting safety and tolerability information; assess pharmacodynamic properties as measured by the sleepiness/alertness levels associated with study drug administration. Researchers administered to all participants the Digit Symbol Substitution Test (DSST), a measurement of cognitive and motor functions indicative of sleepiness and sedation. The reduction in the DSST score from pre-dosing baseline to 13 minutes post-dosing was pre-specified as a pharmacodynamic objective. In addition, researchers administered a 12-item Visual Analog Scale.

ABOUT INSOMNIA

Insomnia is a sleep disorder whose sufferers experience inadequate or poor quality sleep and report one or more of the following: difficulty initiating sleep, difficulty maintaining sleep, and waking up too early. According to the “2005 Sleep in America Poll,” 54% of those surveyed indicated they experience at least one symptom of insomnia a few nights per week. Only approximately 14% of the respondents reported using any sort of sleep-aid therapy. Walsh and Engelhardt (1999) estimated $14 billion is spent each year on the direct costs of insomnia, including pharmaceuticals, healthcare services and hospital and nursing home care. Cowen & Company estimated the total non-benzodiazepine prescription market in the U.S. for the treatment of insomnia in 2006 was approximately $3.4 billion, growing to $3.8 billion by 2011. Ambien®/Ambien CR™ (zolpidem tartrate) are the dominant products with approximately 80% of the market in 2006. The patent on Ambien® has expired and generic products were recently introduced.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company's most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

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FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings. Ambien® is a registered trademark and Ambien CR™ is a trademark of Sanofi-Aventis.

CONTACTS:

Susan H. Griffin
(908) 782 - 3431 ext. 2423

Director, Investor Relations

NovaDel Pharma Inc.
sgriffin@novadel.com